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770 Cochituate Road
Framingham, Massachusetts 01701
April      , 2005
Dear Stockholder:
      We cordially invite you to attend our 2005 Annual Meeting on Tuesday, June 7, 2005, at 11:00 a.m., to be held in The Ben Cammarata Auditorium, located at our offices, 770 Cochituate Road, Framingham, Massachusetts. Please enter our offices through the Northeast Entrance.
      The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
      We hope that you will be able to join us on June 7th.

Sincerely,

Bernard Cammarata	Edmond J. English
Chairman of the Board	President and Chief Executive Officer
Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2005

      The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, on Tuesday, June 7, 2005, at 11:00 a.m. to vote on:

•	Election of directors.

•	Proposal to ratify appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

•	Proposal to amend the Company’s Certificate of Incorporation to declassify the board of directors.

•	Three shareholder proposals if presented at the meeting.

•	Any other business properly brought before the meeting.
      Stockholders of record at the close of business on April 18, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments.

By Order of the Board of Directors

Secretary
Framingham, Massachusetts
April      , 2005
      PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

PROXY STATEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL 2 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY BOARD OF DIRECTORS
SHAREHOLDER PROPOSAL 1
SHAREHOLDER PROPOSAL 2
SHAREHOLDER PROPOSAL 3
VOTING REQUIREMENTS AND PROXIES
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS
June 7, 2005
PROXY STATEMENT

      The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2005 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.
      You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurate. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy.
      You may revoke your proxy at any time before it is voted by voting later by telephone or Internet or returning a later-dated proxy, delivering a written revocation to the Secretary of TJX, or notifying the Secretary in person at the meeting or any adjournment that you are revoking your earlier vote and voting in person.
      Stockholders of record at the close of business on April 18, 2005 are entitled to vote at the meeting. Each of the                      shares of common stock outstanding on the record date is entitled to one vote.
      This proxy statement, the enclosed proxy card, the Annual Report and Form 10-K for our fiscal year ended January 29, 2005 are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

ELECTION OF DIRECTORS
      Our Board of Directors is currently classified into three classes with the term of one class expiring each year. At this Annual Meeting, four Class II directors will be elected to hold office until our 2008 Annual Meeting of Stockholders and until their successors are elected and qualified. If Proposal 3 relating to the declassification of our Board is approved, all directors will stand for election at next year’s Annual Meeting. We do not anticipate that any nominee will become unavailable to serve.
Nominees as Class II Directors — Terms Expire 2008
Gail Deegan, 58
Director since 2001
Member of the Audit and Finance Committees
      Ms. Deegan has been an Executive in Residence at Babson College and Simmons School of Management since 2002. She previously served as an Executive Vice President and the Chief Financial Officer of Houghton Mifflin Co., a publishing company, from 1996 to 2001. She was previously employed by NYNEX (New England), a telecommunications provider, as Vice President, Chief Financial Officer and as Senior Vice President, Regulatory and Government Affairs. Ms. Deegan is also a director of EMC Corporation.
Dennis F. Hightower, 63
Director since 1996
Chairman of the Executive Compensation Committee and member of the Audit Committee
      Mr. Hightower served as Chief Executive Officer of Europe Online Networks, S.A., a broadband interactive entertainment provider, from 2000 to 2001. He was Professor of Management at the Harvard Business School from 1997 to 2000 and a Senior Lecturer from 1996 to 1997. He was previously employed by The Walt Disney Company, serving as President of Walt Disney Television & Telecommunications, President of Disney Consumer Products (Europe, Middle East and Africa), and related executive positions in Europe. He is also a director of Accenture Ltd., Domino’s Pizza, Inc., The Gillette Company and Northwest Airlines, Inc.
John F. O’Brien, 62
Director since 1996
Lead Director and member of the Executive Committee
      Mr. O’Brien was Chief Executive Officer and President of Allmerica Financial Corporation from 1995 to 2002; a director of Allmerica Financial Corporation from 1995 to 2003; Chief Executive Officer, President and a director of First Allmerica Financial Life Insurance Company from 1989 to 2002; Chairman of the Board and director of Allmerica Financial Life Insurance and Annuity Company from 1989 to 2002; Chairman of the Board and Trustee of Allmerica Investment Trust from 1989 to 2002; and Chairman of the Board and Trustee of Allmerica Securities Trust from 1989 to 2002. Mr. O’Brien is also a director of ABIOMED, Inc., Cabot Corporation, LKQ Corporation and a family of Merrill Lynch mutual funds.
Willow B. Shire, 57
Director since 1995
Chairperson of the Corporate Governance Committee and member of the Executive Compensation Committee
      Ms. Shire has been an executive consultant, specializing in leadership development and strategic problem solving, with Orchard Consulting Group since 1994. For the three years prior to consulting, she was a chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She was employed by Digital Equipment Corporation for 18 years, including as Vice President and Officer, Health Industries Business Unit, and held various positions in the marketing and human resources departments.
Class III Directors — Terms Expire 2006
David A. Brandon, 52
Director since 2001
Chairman of the Audit Committee
      Mr. Brandon has been the Chairman of the Board and Chief Executive Officer of Domino’s Pizza, Inc., Domino’s Inc. and its operating subsidiary, Domino’s Pizza LLC, a business engaged in the franchising and operations of Domino’s Pizza delivery stores worldwide, since 1999. From 1979 to 1998, Mr. Brandon was employed by Valassis, Inc., a company in the sales promotion and coupon industries, serving as its President and Chief Executive Officer from 1989 to 1998 and Chairman of the Board from 1997 to 1998. Mr. Brandon is also a director of Burger King Corporation and Kaydon Corporation.
Bernard Cammarata, 65
Director since 1989
Chairman of the Board and Chairman of the Executive Committee
      Mr. Cammarata has been Chairman of the Board of TJX since 1999 and was Chief Executive Officer from 1989 to 2000. Mr. Cammarata led TJX and its former TJX subsidiary and T.J. Maxx Division since the business was organized in 1976 until 2000 including serving as President of TJX, Chairman and President of TJX’s T.J. Maxx Division, Chairman of The Marmaxx Group and President and Chief Executive Officer of our former TJX subsidiary. Mr. Cammarata is also a director of Heritage Property Investment Trust, Inc.
Robert F. Shapiro, 70
Director since 1974
Member of the Executive, Executive Compensation and Corporate Governance Committees
      Mr. Shapiro has been a Partner of Klingenstein Fields & Co., L.L.C., an investment advisory business, since 1997. Mr. Shapiro was President of RFS & Associates, Inc., an investment and consulting firm, from 1988 to 2004. He was formerly Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, and President of Wertheim & Co., Inc. Mr. Shapiro is also a director of The Burnham Fund, Inc. and Genaera Corporation. He is a past Chairman of the Securities Industry Association.
Fletcher H. Wiley, 62
Director since 1990
Member of the Audit and Corporate Governance Committees
      Mr. Wiley has been a principal in, and the Executive Vice President and General Counsel of, PRWT Services, Inc., a technology-oriented products and services firm, since 1996. Since 2003, Mr. Wiley has been counsel to the law firm Bingham McCutchen LLP. From 1997 to 2002, Mr. Wiley was of counsel to the law firm Schnader Harrison Goldstein & Manello, and its predecessor firm Goldstein & Manello. Previously Mr. Wiley was a partner of Goldstein & Manello and of the law firm Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm.

Class I Directors — Terms Expire 2007
Gary L. Crittenden, 51
Director since 2000
Chairman of the Finance Committee
      Mr. Crittenden has been Executive Vice President and Chief Financial Officer of American Express Company, a financial services company, since 2000. He was Senior Vice President and Chief Financial Officer of Monsanto Company, a life sciences company, from 1998 to 2000. Mr. Crittenden is also a director of Staples, Inc.
Edmond J. English, 51
Director since 1999
Member of the Executive and Finance Committees
      Mr. English has been TJX’s Chief Executive Officer since 2000 and its President since 1999. He has been employed by TJX since 1983. Mr. English was Chairman of The Marmaxx Group from 2000 to 2001 and from 2002 to 2004, was Chief Operating Officer of TJX from 1999 to 2000, and held various other executive and merchandising positions with TJX from 1983 to 1999.
Richard G. Lesser, 70
Director since 1995
Member of the Finance Committee
      Mr. Lesser was Senior Corporate Advisor to the Company from 2001 to January 2005. He previously served as Chairman of The Marmaxx Group during 2001, Executive Vice President of TJX from 1991 to 2001, President of The Marmaxx Group from 1995 to 2001 and Chief Operating Officer of TJX from 1994 to 1999. He held various other executive and merchandising positions with TJX from 1981 to 1993. Mr. Lesser is also a director of A.C. Moore Arts & Crafts, Inc., Dollar Tree Stores, Inc. and Reebok International Ltd.
Corporate Governance
      Attendance. During fiscal 2005, each director attended at least 75% of all meetings of the Board and committees of which he or she is a member.
      Board Independence. Our Board has determined that eight directors of our eleven-member Board, David Brandon, Gary Crittenden, Gail Deegan, Dennis Hightower, John O’Brien, Robert Shapiro, Willow Shire and Fletcher Wiley, are independent. Bernard Cammarata and Edmond English are current employees of TJX, and Richard Lesser retired from TJX in January 2005. Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board of Directors annually determines whether or not each director is independent by determining whether or not each director has any material relationship with TJX (either directly or as a partner, shareholder or officer of an organization that has a relationship with TJX). To assist in determining whether a director has a material relationship with TJX, the Board of Directors has adopted the following standards, which are more rigorous than the requirements of the New York Stock Exchange, providing that a director is not independent if:

•	the director is, or has been within the last five years, an employee of TJX or an immediate family member is, or has been within the last five years, an officer of TJX;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last five years, more than $100,000 in direct compensation from TJX, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service;

•	the director or an immediate family member is a partner of the firm that is the internal or external auditor of TJX, the director is a current employee of such firm, the director has an immediate family member who is an employee of such firm and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last five years (but is no longer) a partner or an employee of such firm and who personally worked on TJX’s audit within that time;

•	the director or an immediate family member is, or has been within the last five years, employed as an executive officer of another company for which any of the current executive officers of TJX at the same time serves or served on the compensation committee of such other company;

•	the director is a current employee or an immediate family member is an executive officer of another company that has made payments to, or received payments from, TJX for property or services in an amount which, in any of the last five fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; and

•	the director is, or was during the last year, an officer, director or trustee of a charitable organization to which TJX’s annual contributions (excluding matching contributions) exceeded $50,000 per year during the last year.
      An independent director must be free of any other relationship that in the opinion of the Board of Directors would interfere with the exercise of independent judgment as a director.
      Integrity has been a core tenet of TJX since its inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have had long-standing corporate governance principles, a Code of Conduct for our associates, a Code of Ethics for TJX Executives, written charters for our Board committees, and a Code of Business Conduct and Ethics for Directors. The current versions of these documents and other items relating to the governance of TJX can be found at www.tjx.com.
      Board Expertise and Diversity. Our directors possess a wide range of talents and experience. Our Corporate Governance Committee recommends proposed nominees to the Board who have demonstrated ability, judgment and high personal and professional integrity and who have the business and/or professional skills, knowledge and experience necessary, in conjunction with our other directors, to serve the best interests of our stockholders effectively. Our Board reflects a range of talents, ages, skills, diversity, and expertise to provide sound and prudent guidance with respect to the operations and interests of TJX. All of our directors are financially literate, and three members of our Audit Committee are audit committee financial experts.
      Board Meetings. The Board of Directors met six times during fiscal 2005. At each regular Board meeting, the independent directors meet separately.
      Chairman; Lead Director. The Chairman of the Board of Directors is elected annually from among the directors by the Board. Because our Chairman, Mr. Cammarata, is not an independent director, under our Corporate Governance Principles our independent directors have elected John F. O’Brien as Lead Director. As Lead Director, Mr. O’Brien meets at least quarterly with our Chief Executive Officer and with senior officers as necessary, attends quarterly management business review meetings, schedules and chairs meetings of the independent directors and of the non-management directors, attends the meetings of each Board committee and undertakes other responsibilities designated by the independent directors.
      Board Committees. During fiscal 2005, the Board of Directors had five committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance.
      All members of the Audit, Corporate Governance and Executive Compensation Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

      The table below provides information about the membership for each of the Board’s committees and the number of meetings held in fiscal 2005.

			Corporate				Executive
Name	Audit		Governance		Executive		Compensation		Finance

David Brandon	X	*
Bernard Cammarata					X	*
Gary L. Crittenden									X	*
Gail Deegan	X								X
Edmond J. English					X				X
Dennis F. Hightower	X						X	*
Richard G. Lesser									X
John F. O’Brien					X
Robert F. Shapiro			X		X		X
Willow B. Shire			X	*			X
Fletcher H. Wiley	X		X
Fiscal 2005 Meetings	12		5		1		7		3

*	Chair
      Audit Committee. The Audit Committee is responsible for the annual appointment of the independent auditor and oversight of the financial reporting process. Specifically, the Audit Committee’s responsibilities include:

•	reviewing with management, internal auditors and the independent auditors TJX’s quarterly and annual financial statements including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring TJX’s system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing TJX’s compliance and ethics programs;

•	selecting or terminating the independent auditors, approving their compensation and evaluating the performance of the independent auditors, including the lead audit and reviewing partners;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent auditors; and

•	reviewing other matters as the Board deems appropriate.
      Executive Compensation Committee. The Executive Compensation Committee, or ECC, is responsible for overseeing executive compensation and benefits. Specifically, the ECC’s responsibilities include:

•	approving the compensation of TJX’s executive officers and members of senior management, including awards of stock options, bonuses and other incentives;

•	determining the performance goals and performance criteria under TJX’s incentive plans;

•	approving the terms of employment of the executive officers of TJX; and

•	administering a number of TJX incentive plans, including our stock-based plans.

      Corporate Governance Committee. The Corporate Governance Committee is responsible for recommending nominees for directors to the Board and for TJX’s corporate governance practices. The Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director, and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.
      The Corporate Governance Committee recommends to the Board individuals as director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of the shareholders. The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of technology, finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, stockholders and industry contacts and engaging an outside search firm. The Corporate Governance Committee has adopted a policy with respect to submission by shareholders of candidates for director nominees which is available at our website, www.tjx.com. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that TJX released its proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX, c/o The Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The recommendation must include specified information about and consents and agreements of the candidate. There is no difference in the manner in which the Corporate Governance Committee evaluates candidates for directors based on whether an individual is recommended by a shareholder or otherwise. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources. There are no current nominees for election as a director at this meeting who are being nominated for the first time.
      Executive Committee. The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board of Directors on specified matters during the intervals between meetings of the Board.
      Finance Committee. The Finance Committee is responsible for reviewing and making recommendations to the Board relating to TJX’s financial activities and condition. The Finance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board with respect to financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs of TJX and its subsidiaries;

•	approving TJX’s cash investment policies, foreign currency exchange policies and capital investment criteria, and agreements for borrowing by TJX and its subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of TJX’s pension and other retirement benefit plans.
      Limits on Board Memberships. No director shall be nominated who has attained the age of 71 prior to or on the date of his or her election or reelection. Directors with full-time jobs should not serve on more than three boards of public companies in addition to our Board, and no director should serve on more than four boards of public companies in addition to our Board. Members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, that director is required to tender his or her resignation from the Board. The Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.
      Code of Conduct. We have a Code of Conduct for our associates so that our business is conducted with integrity. Our Code of Conduct covers professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Information concerning our Code of Conduct is available on our website at www.tjx.com.
      Code of Ethics for TJX Executives. We have a Code of Ethics for TJX Executives governing our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. A copy of this Code of Ethics for TJX Executives is published on our website at www.tjx.com. We intend to disclose future amendments to, or waivers from, if any, the Code of Ethics for TJX Executives on our website within five business days following the date of such amendment or waiver.
      Code of Business Conduct and Ethics for Directors. We also have a Code of Conduct and Business Ethics for our directors that promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. Information concerning our Code of Business Conduct and Ethics for Directors is available on our website at www.tjx.com.
      Communications with the Board. Shareholders can communicate directly with the Board of Directors by writing to: Board of Directors, c/o Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the Board at or prior to the next meeting of the Board. Shareholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Corporate Governance Committee” at the same address as above. These communications will be handled by the chair of the Corporate Governance Committee and will be forwarded to the independent directors.
      Policy Relating to Attendance at Annual Meeting. It is our policy that all directors are expected to attend the annual meeting. In 2004, all nominees and directors, except for Mr. O’Brien who had a prior commitment out of the country, were present at the stockholders’ meeting.
      Stock Ownership Guidelines. It is our policy that at the time of his or her election, a director must own at least $10,000 of TJX common stock. Over time, a director must increase his or her stock ownership to hold shares of TJX common stock (or their equivalent) equal to at least $100,000 (including awards under the Deferred Stock Program for Non-Employee Directors under our Stock Incentive Plan). It is our policy that the Company’s President and Chief Executive Officer will attain stock ownership with a fair market value of not less than five times his or her annual base compensation, and each Senior Executive Vice President will attain stock ownership with a fair market value of not less than three times his or her annual base compensation. Such ownership guidelines are reduced at age 62 to 2.5 times annual base compensation for the President and Chief Executive Officer and 1.5 times annual base compensation for each of the Senior Executive Vice Presidents. It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level.
Audit Committee Report
      We operate in accordance with a written charter adopted by the Board of Directors and reviewed annually by our committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. Our Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange. Further, three of our members (Ms. Deegan, Mr. Brandon and Mr. Hightower) are audit committee financial experts as defined by the SEC.
      The Audit Committee met twelve times during fiscal 2005, including four meetings held with TJX’s Chief Financial Officer, corporate controller and PricewaterhouseCoopers LLP, our independent auditors, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.
      We took numerous actions in order to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with the auditors their independence. We discussed with management, the internal auditors and the independent auditors TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both the independent and internal auditors their audit plans, audit scope and identification of audit risks.
      We discussed and reviewed with the independent auditors communications required by the Standards of the Public Company Accounting Oversight Board (United States), as described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. We also discussed the results of the internal audit examinations.
      The aggregate fees that we paid for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended January 29, 2005 and January 31, 2004 were:

In thousands	2005	2004

Audit	$4,721	$2,158
Audit Related	538	706
Tax	1,503	750
All other	—	—

Total	$6,762	$3,614

•	Audit fees were for professional services rendered for the audits of the TJX consolidated financial statements, financial statement schedule and statutory and subsidiary audits, consents, income tax provision procedures, and assistance with review of documents filed with the SEC, and, in fiscal 2005, opinions on management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting.

•	Audit Related fees were for services related to consultations concerning financial accounting and reporting standards, advisory services in fiscal year 2004 related to internal controls, employee benefit plan audits and business review of acquisition candidates.

•	Tax fees were for services related to tax compliance; and tax planning and tax advice, including assistance with tax audits and appeals, tax services for employee benefit plans, preparation of tax returns for expatriate employees and requests for rulings or technical advice from tax authorities.

      The Audit Committee preapproves all audit services and all permitted non-audit services by the independent public accountant including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.
      Our policies prohibit TJX from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors.
      We concluded that the auditors’ provision of non-audit services, which were approved in advance by the Committee, was compatible with their independence.
      We reviewed the audited financial statements of TJX as of and for the fiscal year ended January 29, 2005 with management and the independent auditors. Management has the responsibility for the preparation of TJX’s financial statements, and the independent auditors have the responsibility for the examination of those statements.
      Based on these reviews and discussions with management and the independent auditors, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for filing with the Securities and Exchange Commission. We also have selected PricewaterhouseCoopers LLP as the independent auditors for fiscal 2006, subject to ratification by our stockholders.

Audit Committee

David Brandon, Chairman
Gail Deegan
Dennis F. Hightower
Fletcher H. Wiley
Compensation of Directors
      For fiscal 2005, we paid our non-employee directors as follows:

•	an annual retainer of $35,000.

•	fees of $1,500 per meeting for attendance at Board meetings ($4,500 for attendance at the annual three-day Board meeting).

•	fees of $1,250 per meeting for attendance at committee meetings (other than the Executive Committee).

•	an annual retainer of $7,500 for each Committee chair.

•	an annual retainer of $105,000 for the Lead Director.

•	a deferred share award representing $30,000 of common stock, together with deferred dividends.

•	a stock option with respect to 12,000 shares of common stock.

•	reimbursement for customary expenses for attending Board and committee meetings.
      Directors are not paid fees for attendance at Board and committee meetings that are short in duration. Directors may participate in our General Deferred Compensation Plan. Employees of TJX are not paid for their service as directors.

      Under the Stock Incentive Plan, each non-employee director receives annual stock option grants in the amount determined by the ECC (12,000 shares each in fiscal 2005) at fair market value on the date of grant. Each option expires after ten years and becomes fully exercisable after one year. If a director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, the option immediately expires. Vested options remain exercisable for varying periods of up to five years following termination of service as a director. In some circumstances, options continue to vest during the exercise period following retirement. Unvested options will become immediately exercisable prior to, and will terminate upon the consummation of, various corporate transactions. Also under the Stock Incentive Plan, each non-employee director received an annual deferred share award representing $30,000 of common stock. Deferred share awards and deferred dividends thereon are distributed as shares of common stock when the director leaves the Board or upon a change of control.
      We do not provide retirement benefits or insurance for our non-employee directors.
Beneficial Ownership
      The following table shows as of March 31, 2005 the number of shares of TJX common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table and by all directors, nominees and executive officers as a group.

			Percentage of
	Number of		Outstanding
Name	Shares(1)		Common Stock

Arnold S. Barron	302,501	(2)	0.1
David Brandon	43,000		—
Bernard Cammarata	2,421,072	(3)(4)	0.5
Donald G. Campbell	705,702	(2)(4)	0.1
Gary L. Crittenden	45,000		—
Gail Deegan	42,000		—
Edmond J. English	1,461,215	(2)	0.3
Dennis F. Hightower	1,000	(4)	—
Richard G. Lesser	834,000		0.2
Peter A. Maich	609,500	(2)	0.1
Carol Meyrowitz	75,000	(2)	—
John F. O’Brien	80,000		—
Robert F. Shapiro	111,000		—
Willow B. Shire	68,000		—
Alexander W. Smith	257,058	(2)	0.1
Fletcher H. Wiley	71,200		—
All Directors, Nominees and Executive Officers as a group (17 persons)	7,227,248		1.5

(1)	All directors and officers have sole voting and investment power except as indicated below. Includes shares of common stock which each of the following persons had the right to acquire on March 31, 2005 or within sixty days thereafter through the exercise of options: Mr. Barron (265,001), Mr. Brandon (36,000), Mr. Cammarata (1,521,000), Mr. Campbell (525,000), Mr. Crittenden (44,000), Ms. Deegan (36,000), Mr. English (860,000), Mr. Lesser (829,000), Mr. Maich (572,000), Mr. O’Brien (64,000), Mr. Shapiro (36,000), Ms. Shire (60,000), Mr. Smith (150,000), and Mr. Wiley (60,000) and all directors, nominees, and executive officers as a group (5,083,001). Excludes vested deferred shares payable in shares upon leaving the Board or upon a change of control: Mr. Brandon (3,282), Mr. Crittenden (4,894), Ms. Deegan (3,886), Mr. Hightower (8,550), Mr. O’Brien (8,348), Mr. Shapiro (15,523), Ms. Shire (9,036) and Mr. Wiley (15,017).

(2)	Includes shares that are subject to forfeiture restrictions: Mr. Barron (37,500), Mr. Campbell (75,000), Mr. English (400,000), Mr. Maich (37,500), Ms. Meyrowitz (75,000), Mr. Smith (93,750) and all directors, nominees, and executive officers as a group (793,750).

(3)	Excludes 1,608 shares owned by Mr. Cammarata’s wife as to which Mr. Cammarata disclaims beneficial ownership, and includes 211,559 shares owned by trusts of which Mr. Cammarata is sole trustee.

(4)	Includes shares owned by a charitable foundation of which the individual is a trustee or officer: Mr. Cammarata (162,464), Mr. Campbell (10,000) and Mr. Hightower (1,000).
      As of March 31, 2005, based on information filed with the Securities and Exchange Commission, the persons known to us to beneficially own five percent or more of our outstanding voting stock are as follows:

			Percentage of
	Number of		Class
Name and Address of Beneficial Owner	Shares		Outstanding

Capital Research & Management Co.	48,820,000	(1)	10.1%
333 South Hope Street Los Angeles, CA 90071
Ruane, Cunniff & Goldfarb, Inc.	40,895,871	(2)	8.3%
767 Fifth Avenue New York, NY 10153-4798

(1)	Reflects no sole or shared voting power and sole dispositive power.

(2)	Reflects sole voting power with respect to 21,359,281 shares, no shared voting power, and sole dispositive power with respect to all of the shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in TJX common stock with the Securities and Exchange Commission and the New York Stock Exchange. Under regulations adopted under the Sarbanes-Oxley Act of 2002, most transactions are reportable within two business days. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed.

EXECUTIVE COMPENSATION
Executive Compensation Committee Report
      The Executive Compensation Committee of the Board of Directors, or ECC, administers our executive compensation programs. The ECC is responsible for approving compensation paid to our Chief Executive Officer and other executive officers and approving or reviewing compensation paid to other key associates. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board of Directors in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually.

Compensation Philosophy
      We have designed our compensation program based on the philosophy that all of our associates are important to our success, with our executive officers and senior executives setting the direction of our business and having overall responsibility for our results. Like other retailers, we operate in a highly competitive and challenging economic environment. Accordingly, we have adopted a total compensation approach to accomplish several goals:

•	attract and retain very talented individuals,

•	reward achievement of business objectives and financial goals, and

•	enhance shareholder value by achieving our short-term and long-term strategic objectives.
      The ECC implements this compensation philosophy for our executives by providing:

•	base salaries that are competitive with salaries paid by peer companies,

•	short-term incentive programs tied to defined financial measures that our executives can influence, and

•	longer-term incentives designed to encourage strategic planning and execution.
      It is the philosophy of the Company that the amount of the executives’ incentive compensation under the Company’s short and longer term incentive compensation programs is directly tied to the objective performance of the Company and therefore directly linked with the interests of stockholders. Whether an executive is paid a bonus under the Management Incentive Plan and Long Range Performance Incentive Plan is determined on the basis of achievement of specific, predetermined divisional or corporate pre-tax income targets. We do not make discretionary adjustments to the bonuses for our executive officers under the Management Incentive Plan or the Long Range Performance Incentive Plan. Our restricted stock grants are both time based and performance based and, as a result, can vest only if predetermined performance goals are achieved. Stock options have value only to the extent that the value of the Company’s stock increases.
      The ECC uses the services of outside compensation consultants selected and hired by the ECC to assist it in designing a total compensation program competitive with those offered by other peer group companies. The ECC reviews base salary and annual bonus targets in light of the salary and bonus levels of a group of peer companies, which include some of the companies included in the Dow Jones Apparel Retailers Index, as well as some other retail companies. In addition, the outside compensation consultants review the compensation of these peer companies and use this information to assist the ECC with establishing a competitive long-term compensation strategy.
      Mr. English has a multi-year employment agreement, negotiated on an arm’s-length basis with the ECC in fiscal 2004 that provides minimum terms of compensation.

Base Salary
      The ECC considers advice of independent consultants, peer data and contractual obligations discussed above as well as Company, divisional and individual performance when approving annual base salaries for executive officers. With respect to the Chief Executive Officer’s individual performance, the ECC considers his achievement of corporate or divisional operating goals and other objective and qualitative goals established by the Corporate Governance Committee for the CEO, and the evaluation of the performance of the Chief Executive Officer by the Corporate Governance Committee against those goals. No specific weight is assigned to any particular factor. In fiscal 2005, the ECC set Mr. English’s base salary at $1,300,000.

Short-Term Incentives
      Our Management Incentive Plan is designed to encourage key associates and managers, including executive officers, to achieve annual pre-tax income goals by paying bonuses based on achievement of these goals. The ECC approves these annual goals early in each fiscal year. The ECC also approves bonus targets for participants in the plan, including executives, based on their responsibilities and the input from the outside compensation consultants described above. If our performance exceeds the annual goals, participants can earn up to two times their bonus target based on performance above goals, up to per-participant maximum of $2 million. If performance does not meet the annual goals, the participants will either not receive any bonuses or will receive reduced bonuses, based on the percentage of the annual goals achieved. The ECC set Mr. English’s bonus target at 75% of his salary for fiscal 2005. In accordance with the Management Incentive Plan, Mr. English’s fiscal 2005 bonus payment was 66% of salary.

Long-Term Incentives
      The long-term compensation program for corporate and division officers includes performance awards granted under the Long Range Performance Incentive Plan and stock incentives granted under the Stock Incentive Plan.
      The Long Range Performance Incentive Plan is designed to:

•	reward executives for achieving long-term pre-tax income goals over a three-year period,

•	provide retention incentives for executives, and

•	tie a significant portion of an executive’s total compensation to our long-term performance.
      Under the plan, performance awards are paid to participants, including executive officers, if company-wide or divisional three-year, pre-tax income targets set by the ECC are met. If the targets are not met, TJX either does not pay any performance award or pays a reduced performance award, based on the percentage of the performance targets realized. The maximum performance awards are 150% of the target performance awards for pre-tax income exceeding target goals, up to a per-participant limit of $2 million. Based on a performance award target of 65% of salary earlier set by the ECC, TJX’s pre-tax income for the fiscal 2003-2005 period and the terms of the plan, Mr. English earned a performance award equal to 82% of his target award with respect to performance for the three-year period.
      Stock incentives for our executive officers and key associates are part of our long-term incentive program and link the enhancement of shareholder value directly to their total compensation. The ECC awards both stock options and restricted stock under the Stock Incentive Plan and reviews a number of factors in determining the number and terms of stock options and shares of restricted stock granted to each recipient:

•	level of responsibility and past performance,

•	total compensation strategy for mix of base salary, short-term incentives and long-term incentives, and other equity incentives granted,

•	contractual obligations, and

•	economic cost of options granted.
      We granted all equity incentives in fiscal 2005 under the Stock Incentive Plan. The exercise price of each stock option granted was equal to the fair market value of our common stock on the date the option was granted. Stock options provide value only when and to the extent that the fair market value of our common stock appreciates. During fiscal 2005, we granted Mr. English options to purchase 300,000 shares of common stock as required by his employment agreement.

Section 162(m) of the Internal Revenue Code of 1986
      In establishing compensation, we take into account the provisions of Section 162(m) of the Internal Revenue Code, which exempts some performance-based compensation from the $1 million deduction limit. However, we may approve compensation that does not qualify for the exemption to attract and retain executives.

Executive Compensation Committee

Dennis F. Hightower, Chairman
Robert F. Shapiro
Willow B. Shire

Summary Compensation Table
      The following table provides information concerning compensation for our Chief Executive Officer and five other most highly-paid executive officers. All references to options reflect the two-for-one stock split in fiscal 2003.

						Long-Term Compensation

						Awards Granted
								Payouts
	Annual Compensation
						Restricted		Long-Term
				Other Annual		Stock	Securities	Incentive	All Other
Name and	Fiscal			Compensation		Awards($)	Underlying	Plan	Compensation
Principal Position	Year(3)	Salary	Bonus(4)	(5)		(6)	Options	Payouts	(7)

Edmond J. English	2005	$1,267,308	$833,762		$10,759	—	300,000	$531,440		$4,011
President and Chief	2004	$1,157,693	$847,952		$10,588	$9,400,000	300,000	$477,240		$3,936
Executive Officer	2003	$1,000,000	$643,500		$9,781	—	300,000	$355,168		$3,936
Arnold S. Barron	2005	$668,077	$263,717		$10,882	$271,875	137,500	$212,576		$4,011
Senior Executive Vice	2004	$632,308	$279,274		$10,666	—	125,000	$198,850		$3,936
President, Group President	2003	$578,270	$193,214		$8,294	$992,500	125,000	$188,955		$3,936
Donald G. Campbell	2005	$775,000	$373,907		$10,882	$1,631,250	150,000	$300,468		$4,011
Senior Executive Vice	2004	$776,827	$417,257		$10,356	—	225,000	$278,390		$3,936
President-Chief	2003	$721,923	$309,705		$6,235	—	225,000	$266,376		$3,936
Administrative and Business Development Officer
Peter A. Maich	2005	$753,846	$330,637		$10,882	—	150,000	$241,192		$4,011
Senior Executive Vice	2004	$722,404	$317,475		$10,649	—	150,000	$234,643		$3,936
President, Group President	2003	$664,135	$256,422		$6,078	$1,488,750	150,000	$226,016		$3,936
Carol Meyrowitz(1)	2005	$890,770	$658,996		$10,461	—	225,000	$333,240		$4,011
Former President of	2004	$843,077	$455,114		$9,620	—	225,000	$278,390		$3,936
Marmaxx Group	2003	$767,308	$313,349		$9,620	$2,977,500	225,000	$201,552		$3,936
Alexander W. Smith(2)	2005	$887,641	$419,045	$		$815,625	187,500	$200,672	$
Senior Executive Vice	2004	$617,164	$265,476	$		$1,510,500	150,000	$154,524	$
President, Group President	2003	$496,803	$212,852	$		—	150,000	$109,555	$

(1)	Ms. Meyrowitz resigned as Senior Executive Vice President and President of Marmaxx Group in January 2005 prior to the end of the fiscal year; she continues to provide services to the Company.

(2)	For the periods in which Mr. Smith was paid in pounds sterling, his compensation has been converted to U.S. dollars at the average applicable exchange rate during the fiscal year.

(3)	Fiscal 2004 was a 53-week year.

(4)	Bonus consists of amounts paid pursuant to the Management Incentive Plan.

(5)	Other Annual Compensation consists of tax reimbursements associated with car allowances.

(6)	This column indicates the market value on the date of grant. In fiscal 2005, the following executives received performance-based restricted stock awards scheduled to vest as follows: Mr. Campbell (75,000 shares/ 4 years), Mr. Barron (12,500 shares/ 2 years) and Mr. Smith (37,500 shares/ 2 years). The aggregate holdings and market value of restricted stock on January 29, 2005 by the named executive officers are: Mr. English (400,000 shares/$9,936,000), Mr. Barron (37,500 shares/$931,500), Mr. Campbell (75,000 shares/$1,863,000), Mr. Maich (37,500 shares/$931,500), Ms. Meyrowitz (75,000 shares/$1,863,000) and Mr. Smith (93,750 shares/$2,328,750). Restricted stock generally vests over two to five years after the date of grant based on the passage of time or the achievement of performance goals. Restricted shares also vest on death, disability, change of control and some situations involving termination of employment. Regular dividends are paid on restricted stock.

(7)	All Other Compensation for each of Messrs. English, Barron, Campbell and Maich and Ms. Meyrowitz includes Company contributions to TJX’s General Savings/ Profit Sharing Plan of $3,075 for calendar year 2004 and $3,000 for calendar years 2003 and 2002, and Company-paid amounts for life insurance in the amount of $936 for calendar years 2004, 2003 and 2002.

Option Grants in Fiscal 2005
      The following table reports stock option grants awarded between February 1, 2004 and January 29, 2005 to the named executive officers:

	Individual Grants

	Number of	Percent of			Potential Realizable Value at Assumed
	Securities	Total Options	Exercise or		Annual Rates of Stock Price
	Underlying	Granted to	Base Price		Appreciation for Option Term(2)
	Options	Employees in	(Per	Expiration
Name	Granted(1)	Fiscal Year	Share)(1)	Date	0%	5%	10%

Edmond J. English	300,000	2.3%	$21.75	9/08/14	$0	$4,103,537	$10,399,170
Arnold S. Barron	137,500	1.1%	$21.75	9/08/14	$0	$1,880,788	$4,766,286
Donald G. Campbell	150,000	1.2%	$21.75	9/08/14	$0	$2,051,769	$5,199,585
Peter A. Maich	150,000	1.2%	$21.75	9/08/14	$0	$2,051,769	$5,199,585
Carol Meyrowitz	225,000	1.8%	$21.75	9/08/14	$0	$3,077,653	$7,799,377
Alexander W. Smith	187,500	1.5%	$21.75	9/08/14	$0	$2,564,711	$6,499,481

All Optionees(3)	12,828,420	100.0%	$21.7563		$0	$175,523,833	$444,811,854
All Shareholders(4)	480,699,154				$0	$6,577,127,800	$16,667,733,184
All Optionee Gains as % of All Shareholders Gain						2.7%	2.7%

(1)	All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant. Options vest in equal annual installments over three years, beginning on the first anniversary of the grant date. All options vest upon a change of control.

(2)	The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of TJX’s stock price at the end of ten years.

(3)	The All Optionees example assumes the average price per share of all options granted during fiscal 2005 ($21.7563) for a ten-year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.

(4)	No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten-year term used in the All Optionees example and is based on the number of shares outstanding on January 29, 2005 of 480,699,154 but does not reflect dividends which may be received during the period shown.

Aggregated Option Exercises in Fiscal 2005 and Fiscal 2005 Year-End Option Values
      The following table provides information on option exercises in fiscal 2005 by the named executive officers and the value of such officers’ unexercised options as of January 29, 2005:

			Number of Securities
			Underlying Unexercised
			Options at Fiscal Year-End		Value of Unexercised
	Shares				In-The-Money Options
	Acquired on				at Fiscal Year-End(1)
	Exercise	Value	Exercisable	Unexercisable
Name	(# of Shares)	Realized	(# of Shares)	(# of Shares)	Exercisable	Unexercisable

Edmond J. English	133,332	$1,773,812	886,666	600,000	$6,548,124	$2,366,000
Arnold S. Barron	26,998	$321,824	265,001	262,499	$1,642,772	$1,024,453
Donald G. Campbell	100,000	$994,483	525,000	375,000	$3,310,500	$1,542,750
Peter A. Maich	176,000	$2,456,210	572,000	300,000	$5,033,030	$1,183,000
Carol Meyrowitz(2)	525,000	$3,161,198	0	450,000	$0	$1,774,500
Alexander W. Smith	140,000	$964,941	150,000	337,500	$734,000	$1,298,875

(1)	The value of unexercised in-the-money options was calculated based on $24.84, the closing price of TJX’s common stock as of January 29, 2005, the last day of the fiscal year, less the exercise price of the options.

(2)	Ms. Meyrowitz’s previously awarded stock options under our Stock Incentive Plan will continue to vest in accordance with their original terms through September 30, 2005.
Long Range Performance Incentive Plan Awards in Fiscal 2005
      We have a Long Range Performance Incentive Plan. Each year the ECC sets target awards as a percentage of salary in the year of grant and cumulative performance goals based on achievement of company-wide or divisional pre-tax income targets for the next three consecutive fiscal years. Cash awards are paid based on the level of achievement of the performance goals for the period. The following table describes the awards granted to the named executive officers under this plan during fiscal 2005.

	Fiscal Year	Estimated Future Payouts Under
	Performance	Non-Stock Price-Based Plan
	Period Until
Name	Payout	Threshold ($)	Target ($)	Maximum ($)

Edmond J. English	2005-2007	$0	$975,000	$1,462,500
Arnold S. Barron	2005-2007	$0	$305,000	$457,500
Donald G. Campbell	2005-2007	$0	$387,500	$581,250
Peter A. Maich	2005-2007	$0	$380,000	$570,000
Alexander W. Smith	2005-2007	$0	$462,500	$693,750

Retirement Plans
      We have a tax-qualified defined benefit plan, or “Retirement Plan,” for all eligible employees and a Supplemental Executive Retirement Plan, or “SERP,” for some of our key employees, including the named executive officers. The executive officers are also eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan for selected key employees intended to supplement the savings under our tax-qualified Savings/ Profit Sharing Plan. Executive officers who are eligible for SERP are not entitled to Company credits under the Executive Savings Plan. Benefits payable under SERP are reduced by benefits received under the Retirement Plan, primary Social Security benefits, and benefits associated with Company contributions under the Savings/ Profit Sharing Plan. The following table shows the estimated annual retirement benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits.

	Estimated Annual Retirement Benefits
	for Years of Service Indicated(2)
Average
Annual Earnings(1)	10 Years	15 Years	20 Years or More

$100,000	$25,000	$37,500	$50,000
150,000	37,500	56,250	75,000
200,000	50,000	75,000	100,000
300,000	75,000	112,500	150,000
400,000	100,000	150,000	200,000
500,000	125,000	187,500	250,000
600,000	150,000	225,000	300,000
800,000	200,000	300,000	400,000
1,000,000	250,000	375,000	500,000
1,200,000	300,000	450,000	600,000
1,400,000	350,000	525,000	700,000
1,600,000	400,000	600,000	800,000

(1)	Average Annual Earnings includes salary and short-term bonuses and is based on the highest compensation during five of the last ten years of employment. Mr. Smith’s SERP benefit is determined by reflecting a reduction for employer-funded U.K. benefits, converted to dollars using an agreed-upon exchange rate of $1.8196 per pound sterling for benefits attributable to company contributions prior to July 1, 2004.

(2)	As of January 29, 2005, the years of service for the following executive officers under SERP are as follows: Mr. English, 22 years; Mr. Barron, 25 years; Mr. Campbell, 31 years; Mr. Maich, 20 years; Ms. Meyrowitz, 19 years; and Mr. Smith, 10 years.
Employment Agreements
      Under Mr. English’s employment agreement, he serves as President and Chief Executive Officer of TJX until the annual stockholder meeting in 2008. Mr. English has agreed to a two-year non-competition undertaking as specified in his agreement following termination of employment at the end of the contract term or following voluntary termination of employment or a termination by TJX for cause. Under his agreement, Mr. English is to receive an annual base salary of not less than $1,200,000, specified minimum annual awards under the Management Incentive Plan and Long Range Performance Incentive Plan as well as stock option grants at a level of not less than 300,000 options annually. Mr. English also received in fiscal 2004 a performance-based restricted stock award for 500,000 shares, reflected in his agreement. Subject to achievement of performance targets and satisfaction of other vesting conditions, his performance-based restricted stock award vests in annual installments and will be fully vested by April 15, 2008. Under his agreement, Mr. English is fully vested in his accrued SERP benefit, adjusted to provide an additional early retirement subsidy, and is entitled to participate in other executive benefit programs. If

Mr. English’s employment terminates prior to the end of its term for specified reasons, or if at the end of the employment term TJX does not offer Mr. English continued service in his current position or another position acceptable to Mr. English and upon mutually and reasonably agreeable terms, Mr. English is entitled to continuation of base salary for three years or until the date of the annual stockholder meeting in 2008, if earlier, but not for less than twelve months, subject after twelve months to a reduction for other employment earnings; to continued medical and life insurance coverage for the salary continuation period, unless he obtains no less favorable coverage from another employer; to prorated Management Incentive Plan and Long Range Performance Incentive Plan target awards for the year of termination (plus an additional amount equal to the full Management Incentive Plan target award for the year of termination in the case of death, disability or incapacity); to full vesting of any unvested portion of his performance-based restricted stock award described above; and to other benefits to the extent provided in the applicable plan or award. Upon a change of control as defined in his agreement, Mr. English is no longer subject to the non-competition undertaking and will receive a payment equal to his target Management Incentive Plan award plus a prorated Management Incentive Plan target award for the year in which the change of control occurs and the maximum award payable with respect to the Long Range Performance Incentive Plan for cycles in progress at the time of the change of control. Under his agreement, Mr. English will also vest in any unvested portion of his performance-based restricted stock award described above. If Mr. English’s employment terminates for various reasons within twenty-four months following a change of control (and prior to the date of the annual stockholders meeting in 2008), instead of the severance benefits described above, he is entitled to receive a payment equal to two times his then current base salary plus the present value of SERP benefits plus continued medical and life insurance for two years, except to the extent he has coverage from another employer, and continued use of an automobile for that two-year period. TJX is obligated to pay Mr. English a tax gross-up payment in respect of any change of control-related excise tax incurred in connection with the change of control and all legal fees and expenses reasonably incurred by him in seeking enforcement of his contractual rights following a change of control.
      TJX has also entered into an employment agreement with each of Messrs. Barron, Campbell and Smith dated April 5, 2005. Mr. Campbell’s agreement replaces his current agreement. Each of the agreements has a three-year term. The agreements provide for a minimum annual base salary ($675,000 for Mr. Barron, $775,000 for Mr. Campbell, and $925,000 for Mr. Smith) and participation in specified benefit programs, including the Stock Incentive Plan, the Management Incentive Plan and the Long Range Performance Incentive Plan. Under the agreements, the executives are fully vested in their respective accrued SERP benefits. Mr. Smith’s SERP benefit is determined by reflecting a reduction for employer-funded U.K. benefits, converted to dollars using an agreed-upon exchange rate of $1.8196 dollars per pound sterling for benefits attributable to company contributions prior to July 1, 2004. Under the agreements, TJX will provide each executive with a leased automobile. Under Mr. Smith’s agreement, TJX will provide an additional one million dollars in life insurance coverage during the term of the agreement, will pay the rent on Mr. Smith’s current residence in the U.S. for the period July 1, 2004 through June 30, 2006, and will pay for relocation of Mr. Smith and his family to the U.K. upon reassignment of Mr. Smith to the U.K. or upon termination of his employment other than for cause. Each agreement includes a two-year non-competition undertaking as specified in the agreements following termination of employment at the end of the three-year term or following voluntary termination of employment or a termination by TJX for cause. If the executive’s employment terminates prior to the end of the three-year term for specified reasons, or if at the end of the three-year term TJX does not offer the executive continued service in his current position or another position acceptable to the executive and upon mutually and reasonably agreeable terms, the executive is entitled to continuation of base salary for the balance of the term, if any, or for twelve months if longer, subject after twelve months to a reduction for other employment earnings; to continued medical and life insurance coverage for the salary continuation period, unless the executive obtains no less favorable coverage from another employer; to prorated Management Incentive Plan and Long Range Performance Incentive Plan target awards for the year of termination (plus an additional amount equal to the full Management Incentive Plan target award for the year of termination in the case of death, disability or incapacity); and to other benefits to the extent provided in the applicable plan or award. Upon a change of control as defined in the Agreements, the executive is no longer subject to the non-competition undertaking and will receive a payment equal to his target Management Incentive Plan award plus a prorated Management Incentive Plan target award for the year in which the change of control occurs and the maximum award payable with respect to the Long Range Performance Incentive Plan for cycles in progress at the time of the change of control. If the executive’s employment terminates for various reasons within twenty-four months following a change of control (and prior to April 4, 2008), instead of the severance benefits described above, he is entitled to receive a payment equal to two times his then current base salary plus the present value of SERP benefits plus continued medical and life insurance for two years, except to the extent the executive has coverage from another employer, and continued use of an automobile for that two-year period. TJX is obligated to pay the executive a tax gross-up payment in respect of any change of control-related excise tax incurred in connection with the change of control and all legal fees and expenses reasonably incurred by the executive in seeking enforcement of his contractual rights following a change of control.
      Ms. Meyrowitz, who resigned as an officer on January 21, 2005, is party to an agreement with us under which she will continue to be employed in a transitional and consulting capacity until September 30, 2005, at which time she will terminate her employment. Pursuant to the agreement, Ms. Meyrowitz continued to receive unreduced base salary and benefits through January 31, 2005 and for the period thereafter through the last day of our 2006 fiscal year will be paid $900,000, reduced by any remuneration earned by her from other full-time employment during that period. In lieu of any award for our 2006 fiscal year under our Management Incentive Plan, Ms. Meyrowitz will receive a payment equal to 55% of her base compensation for the period from February 1, 2005 through the last day of our 2006 fiscal year, net of any offset of remuneration received from other full-time employment. In lieu of a payment under our Long Range Performance Incentive Plan for the three-year cycle ending in our 2006 fiscal year, Ms. Meyrowitz will be paid an amount based on the amount she would have earned under that plan had she remained an employee through the end of our 2006 fiscal year, pro-rated if she accepts other full-time employment prior to the end of the 2006 fiscal year. Ms. Meyrowitz’s previously awarded stock options and restricted stock awards under our Stock Incentive Plan will continue to vest in accordance with their original terms through September 30, 2005. In addition, the agreement provides that 37,500 shares of restricted stock previously awarded to Ms. Meyrowitz that are scheduled to vest in September 2006 will vest at the same time and subject to the same conditions (including the achievement of specified performance goals) as would have been the case had she remained a full-time employee through September 30, 2006. The agreement provides that Ms. Meyrowitz is entitled to receive a lump sum payment of her benefit under our Supplemental Executive Retirement Plan when she attains age 55. We will continue to provide family medical coverage to Ms. Meyrowitz through September 30, 2005 and thereafter have agreed to pay the cost through December 31, 2006 of any continuation of such coverage elected by Ms. Meyrowitz under COBRA. The agreement also provides for the continued use by Ms. Meyrowitz, for a limited time, of her company-provided automobile. The agreement also includes a non-competition and non-solicitation undertaking while Ms. Meyrowitz is employed by us and thereafter through January 31, 2007, as well as a prohibition on the use or disclosure of confidential information.
Trust Agreements
      We have entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of our various benefit plans, employment agreements and other employment arrangements as we specify from time to time. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control of TJX. We may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of our general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by us.

Indemnification Agreements
      We have entered into indemnification agreements with each of our directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual’s involvement is by reason of the fact that he or she is or was a director or officer or served at our request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TJX, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by TJX’s Certificate of Incorporation and by Delaware law.
PERFORMANCE GRAPH
      The line graph below compares the cumulative performance of TJX’s common stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of TJX’s fiscal year for which index data is readily available for each year in the five-year period ending January 29, 2005. The graph assumes that $100 was invested on January 28, 2000 in each of TJX’s common stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We are asking stockholders to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2006. Representatives of PricewaterhouseCoopers LLP will attend the 2005 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
      Your Board of Directors unanimously recommends a vote FOR Proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for this fiscal year.
PROPOSAL 3
AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY
BOARD OF DIRECTORS
      TJX’s Certificate of Incorporation divides its Board of Directors into three classes, with each class having a three-year term. The Board of Directors examined the arguments for and against continuation of the classified Board and, given the recent trend in corporate governance and the sentiment of the Company’s shareholders in favor of annual elections, determined that the classified Board should be eliminated. Accordingly, the Board has unanimously adopted resolutions approving an amendment to the Certificate of Incorporation eliminating the classified board and related provisions with respect to removal of directors and supermajority votes for amendment of certain provisions of the Certificate of Incorporation and by-laws, declaring the advisability of the amendment and recommending it to our stockholders. If the proposed amendment is approved, TJX’s entire Board will stand for election for a one-year term, beginning in 2006 and each following year.
      A classified board makes it more difficult for a substantial shareholder to gain control of the board of directors by replacing a majority of the board with its own slate of nominees at a single annual meeting with a simple plurality of the votes cast without the approval or cooperation of incumbent directors, and as a result, it may deter unfriendly and unsolicited takeover proposals and proxy contests. However, a classified board of directors also makes it more difficult for shareholders to change a majority of directors, even where a majority of shareholders are dissatisfied with the performance of incumbent directors. The Board does not believe that annual elections will lead to instability or excessive turnover of its membership. Although a classified board generally assures that two-thirds of the directors will have had prior experience and familiarity with TJX’s business, there is no limit on the number of terms a director can serve. Over half of TJX’s directors have been reelected multiple times with strong shareholder approval.
      The text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix A to this proxy statement. The Board has also approved conforming amendments to the TJX’s by-laws, to become effective when the amendment to the Certificate of Incorporation becomes effective.
      Your Board of Directors unanimously recommends a vote FOR Proposal 3, declassification of the Board of Directors.
SHAREHOLDER PROPOSAL 1
      On or about December 13, 2004, the Company received the following proposal from the New York City Employees’ Retirement System, beneficial owners of approximately 1,470,524 shares of the Company’s stock; the New York City Teachers’ Retirement System, beneficial owners of approximately 1,110,548 shares of the Company’s stock; the New York City Police Pension Fund, beneficial owners of approximately 542,674 shares of the Company’s stock; the New York City Fire Department Pension Fund, beneficial owners of approximately 111,168 shares of the Company’s stock; and the New York City Board of Education Retirement System, beneficial owners of approximately 31,939 shares of the Company’s stock and all located at One Center Street, New York, NY 10007. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:
      “Whereas, TJX Companies Inc. currently has extensive overseas operations, and
      Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and
      Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and
      Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and
      Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,
      Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,
      Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.”
Statement of the Board of Directors in Opposition to Shareholder Proposal No. 1
      This proposal asks for two things: a code of conduct requiring our vendors and our international facilities to comply with ILO Conventions and UN Norms and independent monitoring of compliance with these standards. We believe this proposal duplicates the efforts to which we are already committed: we already operate an Import Compliance Program designed to meet international human rights standards, and we already have a program of independent monitoring of compliance.

      With respect to the first request, we do not own or operate any foreign manufacturing facilities. Our international facilities are solely retail store operations in Canada, the United Kingdom and Ireland. For the small percentage of our merchandise that we source internationally, we already operate an Import Compliance Program designed to ensure that our buying agents and vendors understand our commitment to compliance with the types of international human rights standards addressed by this proposal.
      Our Vendor Code of Conduct, which is posted on our website, sets standards related to the employment practices and working conditions of our vendors. Vendors are required to meet certain workplace standards, including providing their workers with safe and healthy workplaces and complying with applicable laws relating to benefits, working hours and wages. No vendor may produce goods for TJX using child labor, forced labor, prison labor or indentured labor. Our vendors and their factories must respect the rights of their employees, including workers’ rights to exercise their lawful rights of association. We do not tolerate human rights abuses, including physical or psychological punishment of workers. Our vendors must compensate workers based on their ability to perform their job, rather than on the basis of gender, race, color, national origin, religious or cultural beliefs.
      Our Vendor Code of Conduct and related materials already address the core human rights issues discussed in the proposal. As a result, we feel references to the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights and the ILO Conventions are unnecessary. We also feel that reference to the ILO Conventions would be inapplicable as they set forth extensive and detailed initiatives and rules to be implemented by governmental entities, not companies. Our Vendor Code of Conduct clearly sets forth for vendors and the public those practices which we require and believe are appropriate.
      With respect to the second request, we already have independent monitoring of compliance. We have engaged the services of Cal Safety Compliance Corporation, a respected independent third-party inspection company, to conduct factory audits on our behalf. Our buying agents also inspect factories to confirm that our policies are followed. These agents receive training both from TJX staff and from our independent inspection company, which has accompanied agents on factory inspections as a part of this training. Our vendors are informed that if factories do not adhere to our standards, we may cancel orders and terminate our business relationship.
      Your Board of Directors unanimously recommends a vote AGAINST approval of Shareholder Proposal 1.
SHAREHOLDER PROPOSAL 2
      On or about December 15, 2004, the Company received the following proposal from Walden Asset Management, 40 Court Street, Boston, MA 02108, beneficial owners of approximately 336,535 shares of the Company’s stock and other co-filers. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:
      “Whereas:
      Consumers and shareholders continue to be seriously concerned about abusive working conditions and poverty level wages in facilities where products they buy are produced or assembled. Reports of suppliers alleged to be exploiting workers poses a risk to our corporate reputations and may generate consumer backlash.
      Public concern expressed to companies such as Gap, Sears, Nike, Reebok, Mattel and Kohl’s have prompted these businesses and many others to establish monitoring systems of vendor facilities to assure stakeholders that they are working hard to eliminate sweatshop conditions. For example, Gap has participated in an independent monitoring process in El Salvador with respected human rights and labor rights institutions for over six years and has issued an in-depth report on its work to improve garment factory conditions. Numerous companies now have Codes of Conduct augmented by clear independent monitoring systems.

      Apparel manufacturers are purchasing an increasing volume of goods produced in where human rights abuses and unfair labor practices have been alleged or well documented. For example, in China, according to the U.S. State Department, auditors found falsified payroll and overtime records, and serious health and safety violations. (U.S. State Department’s “China Country Report on Human Rights Practices — 2003”)
      TJX has made significant advancements in developing vendor standards in the past few years, including the publication of the Vendor Code of Conduct on the company website, working with a consultant to conduct audits and including the TJX Code on purchase orders. However, investors continue to have little information on how the TJX code is implemented and monitored.
      For the 10 percent of its business that is private label, TJX has direct sourcing responsibility over its supply chain. We are concerned that, publicly available information is not sufficient to assess the company’s ability to effectively protect the brand. A number of companies in the retail and apparel industry are transparent about their supply chain practices and report on their vendor programs, including Gap, Nike, Kohl’s, Aeon, Hennes & Mauritz and Inditex.
      We believe our company should be working towards best practices relative to its peers and that a public report from TJX on this important issue is in the best interest of the company and shareholders.
      Resolved:
      The shareholders request that the board of directors conduct a thorough review and assessment of TJX’s Vendor Compliance Program and the implementation of its Vendor Code of Conduct and prepare a report, available to investors by December 2005, produced at reasonable expense and omitting proprietary information, that details the board’s findings and any recommendations.
      Supporting statement:
      We recommend that the report include descriptions of:

•	The private label sourcing system.

•	Monitoring systems for private label products, including consulting relationships and percent of facilities currently monitored.

•	Findings and responses in summary form regarding non-compliance in facilities.

•	Policies relating to name brand sourcing.

•	Work TJX is doing to partnership with industry groups and opportunities available for constructive partnerships.

•	Long term goals and challenges relating to product sourcing and human rights.”
Statement of the Board of Directors in Opposition to Shareholder Proposal No. 2
      TJX is fully committed to operating our business in accordance with high standards of business ethics and applicable law. We believe we have performed responsibly and in a manner consistent with those standards. TJX strongly supports efforts to improve international human rights standards.
      TJX continues to review and expand our procedures related to compliance of our international vendors on international human rights issues, particularly as these procedures relate to production of our private label products, which represent less than 10% of the products we sell. We have a Vendor Code of Conduct that sets standards for the employment practices and working conditions of these suppliers. We require our international buying agents to visit factories at which we source goods to confirm that our policies are followed. We have engaged the services of Cal Safety Compliance Corporation, a respected independent third-party inspection company, to both train our buying agents and to perform independent factory audits and develop recommendations as to corrective actions by factories as a result of the audits.
      We are committed to making information related to our Vendor Compliance Program available to our shareholders and the public. To that end, we have posted on our corporate website information about our

Import Compliance Program including our Vendor Code of Conduct as well as information about our Compliance Audit Guidelines and a description of the procedures followed by our buying agents and our third-party auditor. Because we view the specifics of our private label sourcing program to be proprietary, we feel it would be detrimental to TJX to make details relating to that program generally available. However, our Import Compliance Program applies both to the monitoring of our agents as well as the factories which produce our private label products.
      Your Board of Directors believes that this shareholder proposal 2, if adopted, would only duplicate our existing efforts already underway. In addition, preparation of a formal report would require unnecessary expense and divert management from focusing on TJX’s ongoing compliance efforts. We believe that, because TJX’s ongoing expansion of our vendor standards addresses the concerns raised by the proposal, adopting the proposal would be duplicative and counterproductive.
      Your Board of Directors unanimously recommends a vote AGAINST approval of Shareholder Proposal 2.
SHAREHOLDER PROPOSAL 3
      On or about December 22, 2004, the Company received the following proposal from United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue N.W., Washington DC 20001, beneficial owners of approximately 8,100 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:
      “Resolved: That the shareholders of The TJX Companies, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all of the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
      We urge your support of this important director election reform.”
Statement of the Board of Directors in Opposition to Shareholder Proposal No. 3
      TJX elects directors using the method used by the overwhelming majority of publicly traded companies and prescribed as the default method by Delaware law — directors are elected by a plurality of the votes cast at a meeting. This method has shown strong support for our nominees. During the past five years, for example, every nominee for director has received an affirmative vote greater than 85% of the shares voted. The largest “withhold” vote for a nominee last year was less than three percent of the shares represented at the meeting.
      We have long had strong corporate governance and a culture of integrity for our company led by our board of directors. Our corporate governance principles provide high standards and thoughtful procedures for selection of nominees, and our board and board committees perform annual self-assessments of performance. Our corporate governance principles also provide that at least two-thirds of our directors should be independent and include standards for independence. The present voting standard combined with our strong corporate governance has been successful over many years in electing strong, independent and effective boards of directors for TJX.
      While the proposal appears on its face to be a simple change, it does not address what would happen if a sufficient number of nominees failed to receive the affirmative vote of a majority of shares present and voting. Under Delaware law and our governing documents, directors hold office until their successors are elected and qualified. As a result, if a sufficient number of nominees were not elected at a meeting, one or more incumbent directors would remain in office. Generally, the nominees are the incumbent directors. So the director who was not elected would simply remain in office. If a director chose to resign in those circumstances, the board would have the power to appoint a successor to fill the vacancy. Rather than the current stockholders determining the company’s directors under the time-honored plurality standard, this shareholder proposal could result in the composition of the board being controlled by the results of a prior election or the choice of the other directors.
      The proposal also does not address what would happen in the event of an election contest. The plurality voting standard is fair, because it applies equally to all candidates for the board of directors, whether nominated by the board or by a stockholder. A majority standard would make it more difficult for stockholder or management nominees to be elected in an election contest. For example, if a stockholder nominee received 49% of the votes cast, a board nominee received 41% of the votes cast and 10% of the votes were withheld, neither of the nominees would be elected to the board under the majority vote standard and the incumbent director would remain in office. Under the current rules, the stockholder nominee would be elected with a plurality of the votes. The supporting statement suggests that the board should consider whether plurality voting might not apply to contested elections, but having two sets of rules depending on the nature of the election adds unnecessary complication.
      The supporting statement asserts that a director currently could be elected with one vote and with 99.99% of the shares voting to withhold authority. While this is theoretically possible, this is not the history of director election at TJX or at other publicly held companies in this country.
      This shareholder proposal would not improve TJX’s corporate governance and would introduce unnecessary uncertainty and complications, and we do not believe that it is in the best interests of the TJX shareholders.
      Your Board of Directors unanimously recommends a vote AGAINST approval of Shareholder Proposal 3.

VOTING REQUIREMENTS AND PROXIES
      The four nominees receiving a plurality of votes properly cast at the meeting will be elected directors. Proposal 3 requires the affirmative vote of 66 2/3% of the outstanding shares. All other proposals require the approval of the majority of votes properly cast.
      If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the four director nominees, for the appointment of the independent registered public accounting firm, for approval of the amendment to the Certificate of Incorporation and against all Shareholder Proposals. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares with respect to the Shareholder Proposals without instructions from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect the Shareholder Proposals or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
      A stockholder who intends to present a proposal at the 2006 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December      , 2005.
      A stockholder who intends to present a proposal at the 2006 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide notice of the proposal to us not later than March      , 2006. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2006 annual meeting must notify TJX in writing no earlier than February      , 2006 and no later than March      , 2006. The notice must be given in the manner and must include the information and representations required by our by-laws.
OTHER MATTERS
      At the time of mailing of this proxy, we did not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment.
      We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $7,500, plus expenses. Our officers and employees may also assist in soliciting proxies in those manners.

APPENDIX A
PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
MARKED TO SHOW CHANGES
(b) Certain Provisions Relating to Nomination, Election and Removal of Directors.

2.	Number, Election and Terms of Directors. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under the specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the by-laws. ~~The directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, with the term of one Class expiring each year. At the annual meeting of stockholders in 1985, the directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office at for a term expiring at the second succeeding annual meeting, and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting, with the members of each Class to hold office until their successors are elected and qualified. At each subsequent annual meeting of the stockholders of the Corporation, the successors to the Class of directors whose term expires at such meeting shall be elected to hold office for a term of for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.~~ The term of office of all directors who are in office immediately prior to the closing of the polls for the election of Directors at the 2006 annual meeting of stockholders shall expire at such time. From and after the election of directors at the 2006 annual meeting of stockholders, the directors shall be elected to hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, disqualification or removal from office.

4.	Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office ~~for the remainder~~ until the next annual meeting of ~~the full term of the Class of directors in which the new directorship was created or the vacancy occurred~~ stockholders and until such director’s successor shall have been elected or qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

~~5.~~ 	~~Removal of Directors. Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office without cause only by the affirmative vote of the holders of 66 2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.~~
(c) By-laws. The Board of Directors and the stockholders shall each have the power to adopt, alter, amend and repeal the by-laws: and any by-laws adopted by the directors or the stockholders under the powers conferred hereby may be altered, amended or repealed by the directors or the stockholders~~; provided, however, that the by-laws shall not be altered, amended or repealed by action of the~~

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~~stockholders, and no by-law shall be adopted by action of the stockholders, without the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.~~
~~(l) Certain Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, paragraphs (b), (c), paragraph (k) or this paragraph (l) of this Article EIGHTH or any provision hereof or thereof.~~

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THE TJX
COMPANIES, INC.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/tjx			1-866-252-6933
•	Go to the website address listed	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy
	above.						card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

1-866-252-6933

CALL TOLL-FREE TO VOTE

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Vote, Date and Sign
Below and Return Promptly	☒
in the Enclosed Envelope.	Votes MUST be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the Election of Directors.

1. Election of Directors.

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees: (01) Gail Deegan, (02) Dennis F. Hightower, (03) John F. O’Brien, (04) Willow B. Shire

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR Proposal 2
	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of PricewaterhouseCoopers LLP.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and when more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

The Board of Directors recommends a vote FOR Proposal 3.

		FOR	AGAINST	ABSTAIN

3.	Amendment to Certificate of Incorporation to Declassify Board of Directors.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Shareholder Proposals 4, 5 and 6.

		FOR	AGAINST	ABSTAIN

4.	Shareholder Proposal regarding ILO standards code of conduct and independent monitoring.	☐	☐	☐

5.	Shareholder Proposal regarding Board report on vendor compliance program.	☐	☐	☐

6.	Shareholder Proposal regarding election of directors by majority vote.	☐	☐	☐

     S C A N L I N E

Date Stockholder sign here	Co-Owner sign here

THE TJX COMPANIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please vote on the internet or by telephone or by mail prior to the Annual Meeting of Stockholders to be held on June 7, 2005.

Thank you in advance for your prompt consideration of these matters.

THE TJX COMPANIES, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 7, 2005

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) EDMOND J. ENGLISH, MARY B. REYNOLDS and JEFFREY G. NAYLOR, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the “Company”) to be held at the Company’s corporate office, 770 Cochituate Road, Framingham, Massachusetts on Tuesday, June 7, 2005 at 11:00 a.m., and any adjournment thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2 AND 3 AND AGAINST SHAREHOLDER PROPOSALS 4, 5 and 6. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR the Election of Directors, FOR Proposals 2 and 3 and AGAINST shareholder Proposals 4, 5 and 6.

Mark box at right if you have noted an address change.	☐
		THE TJX COMPANIES, INC.	ADDRESS CHANGE/COMMENTS
P.O. BOX 11323
NEW YORK, N.Y. 10203-0323
Mark box at right if you have noted comments.	☐